Exhibit 23.6
November 9, 2009
Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
Re:	Consent of CB Richard Ellis Group, Inc.
Ladies and Gentlemen:
     We understand that Terreno Realty Corporation (“the Company”) is intending to file a Registration Statement on Form S-11 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register the sale of certain shares of common stock. CB Richard Ellis Group, Inc. (“CBRE”) hereby consents to the use by the Company of the following information in the Registration Statement and related prospectus, and any amendments or supplements thereto, to be filed with the Securities and Exchange Commission:
•	The chart entitled Historical and Projected U.S. Industrial Warehouse Rent Growth and the information contained in such chart.

•	The chart entitled Historical and Projected Industrial Availability Rates and the information contained in such chart.

•	The chart entitled 1990 to 2014E Availability Rates of Targeted Markets vs. All Other US Markets and the information contained in such chart.

•	The chart entitled 1990 to 2014E Warehouse Rent Growth of Targeted Markets vs. All Other US Markets and the information contained in such chart.
     In giving such consent, CBRE does not hereby admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. CBRE hereby consents to the filing of this consent as an exhibit to the Registration Statement and related prospectus, and any amendments of supplements thereto, to be filed with the Securities and Exchange Commission.
     We understand that the Company’s intent to file the Registration Statement is highly confidential. We will not disclose any information about the Company’s intent to file the Registration Statement.
[Signature Page Follows]

CB RICHARD ELLIS GROUP, INC.
By:	/s/ Ken O’Brien
	Name:	Ken O’Brien
	Title:	Director of Client Services